Exhibit 10.4

Summary of Free Shares (AGA) Plans

Free shares or AGA (actions gratuites) are shares of our Company that are granted to the beneficiary for free. They vest (i.e. the grant becomes definitive) after a minimum vesting period of one (1) year and can be subject to a lock-up period of at least one further year. The sum of the vesting period and the lock-up period cannot be less than two (2) years (three years for older plans) and, if there is no lock-up period, the vesting period must be of at least two (2) years (three years for older plans). The total number of free shares granted (whether or not they are vested) cannot exceed 10% of our share capital.

Administration. Pursuant to delegations granted at our general meeting of the shareholders, our board of directors determines (and formerly our executive board (directoire) determined) the list of the beneficiaries, the granting dates, the number of AGA granted and the terms and conditions of the AGA, including their vesting schedule and, if any, lock-up period.

Grants. Our AGA were granted to members of our former executive board, the chairman of our board of directors and employees of our Company. A total of 110,009 AGA has been granted and a total of 107,705 AGA has been accepted by the beneficiaries under ten (10) plans in 2016, 2017 and 2018. We have set up different AGA plans for senior managers and executive officers (AGA D) and for other employees (AGA S). We have five (5) AGA D plans (AGA D 2016-1, AGA D 2016-2, AGA D 2017-1, AGA D 2017-2 and AGA D 2018) and five (5) AGA S plans (AGA S 2016-1, AGA S 2016-2, AGA S 2017-1 and AGA S 2017-2 and AGA S 2018), with different terms and conditions as set out below.

Underlying shares. Our AGA are new ordinary shares of our Company that are issued upon vesting of the AGA.

Until they are vested, the number of AGA to which each beneficiary has right can be adjusted, upwards or downwards, as a result of certain corporate transactions, such as rights issues.

Standard terms. Our AGA will be definitively granted following a vesting period at the end of which the beneficiary must be effectively present in our Company or its consolidated subsidiaries (subject to exceptions) and subject to the realisation of performance conditions that are assessed by our board of directors.

The terms and conditions of our AGA in respect of each of our plans are as follows:

	Performance condition(s)	Assessment date(s) of presence and performance conditions and end of vesting period	Lock-up period end date
AGA D 2016-1	(i) Internal performance (1) (ii) External performance (2)	December 15, 2018 or December 15, 2019 (3)	December 16, 2019
AGA S 2016-1	Internal performance (1)	December 15, 2018 or December 15, 2019 (3)	December 16, 2019
AGA D 2016-2	(i) Internal performance (1) (ii) External performance (2)	December 15, 2019	December 16, 2019
AGA S 2016-2	Internal performance (1)	December 15, 2019	December 16, 2019
AGA D 2017-1	(i) Internal performance (1) (ii) External performance (2)	December 31, 2019	January 1, 2021
AGA S 2017-1	Internal performance (1)	December 31, 2019	January 1, 2021
AGA D 2017-2	(i) Internal performance (1) (ii) External performance (2)	December 31, 2020	January 1, 2021

AGA S 2017-2	Internal performance (1)	December 31, 2020	January 1, 2021
AGA D 2018	(i) Internal performance (1) (ii) External performance (1)	December 31, 2020	January 1, 2022
AGA S 2018	Internal performance (1)	December 31, 2020	January 1, 2022

(1)         Based on the achievement of milestones in the development of our Company.

(2)         Based on the evolution of the share price of our Company.

(3)         When the presence and performance conditions are assessed at two dates, AGA that have not vested on the first assessment date because the performance condition pertaining to such AGA were not met, can vest on the second assessment date, if the presence and said performance condition are met. AGA that have not vested on the second assessment shares are definitively lost.